As filed with the Securities and Exchange Commission on May 29, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 29, 2007

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 29, 2007, B&G Foods, Inc. issued a press release announcing the closing of its initial public offering of 15,985,000 shares of its Class A common stock as a separately traded security, which includes 2,085,000 shares issued pursuant to the fully exercised underwriters’ option to purchase additional shares, at $13.00 per share. The separately traded Class A common stock began trading on May 23, 2007 on the New York Stock Exchange under the trading symbol “BGS” and trades separately from B&G Foods’ Enhanced Income Securities, each of which represents one share of Class A common stock and $7.15 principal amount of 12% senior subordinated notes due 2016 and trade on the American Stock Exchange under the trading symbol “BGF.”

The proceeds of the offering, after deducting underwriting discounts and commissions, were $194.8 million.  In connection with the offering, B&G Foods repurchased 6,762,455 outstanding shares of its Class B common stock for $82.4 million, and the remaining 793,988 shares of its outstanding Class B common stock were exchanged for an equal number of shares of Class A common stock.  B&G Foods also repaid $100.0 million of its term loan borrowings under its senior secured credit facility.  B&G Foods expects to use the remaining net proceeds of the offering to pay fees and expenses related to the offering and for general corporate purposes.

A copy of the press release announcing the foregoing is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release dated May 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 29, 2007	By:	/s/ Robert C. Cantwell
Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer